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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Viad Corp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Viad Tower
Phoenix, Arizona 85077-1012

Robert H. Bohannon
 Chairman, President and
Chief Executive Officer

March 30, 2001

Dear Stockholder:

    Our 2001 Annual Meeting of Stockholders will be held on Tuesday, May 8, at 9:00 a.m., in the Peace Pipe Room of the Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona. The meeting will begin promptly at 9:00 a.m., so please plan to arrive early.

    The formal notice of the meeting is on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free valet parking.

    Directors and officers will be available before and after the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting as explained in the notice and proxy statement.

    Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may access the automated telephone voting feature which is described on your proxy card. If you plan to attend the meeting, you may vote in person.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 30, 2001

To Viad Corp Common Stockholders:

    We will hold the Annual Meeting of Stockholders of Viad Corp, a Delaware corporation, in the Peace Pipe Room of the Camelback Inn, 5402 East Lincoln Drive, Scottsdale, Arizona, on Tuesday, May 8, 2001, at 9:00 a.m., Mountain Standard Time. The purpose of the meeting is to:

    1.  Elect three directors;

    2.  Ratify and approve the appointment of Deloitte & Touche LLP as our independent auditors for 2001; and

    3.  Consider any other matters which may properly come before the meeting and any adjournments.

    Only stockholders of record of common stock at the close of business March 9, 2001, are entitled to receive this notice and to vote at the meeting. A list of stockholders entitled to vote will be available at the meeting for examination by any stockholder for any proper purpose. The list will also be available on the same basis for ten days prior to the meeting at our offices at Viad Tower, 1850 North Central Avenue, Phoenix, Arizona.

    Our 2000 Annual Report on Form 10-K, including financial statements, is included with your proxy statement.

    To assure your representation at the meeting, please access the automated telephone voting feature described on the proxy card, or vote, sign and mail the enclosed proxy as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

SCOTT E. SAYRE Vice President-General Counsel And Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP
1850 North Central Avenue
Phoenix, Arizona 85077-1012

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Annual Meeting	Tuesday, May 8, 2001 9:00 a.m., Mountain Standard Time	Camelback Inn Peace Pipe Room 5402 East Lincoln Drive Scottsdale, Arizona
Agenda	1.	Elect three directors.
	2.	Ratify and approve the appointment of Deloitte & Touche LLP as our independent auditors for 2001.
	3.	Any other proper business.
Proxies Solicited By	The Board of Directors of Viad Corp.
First Mailing Date	We anticipate mailing the proxy statement on March 30, 2001.
Record Date	March 9, 2001. On the record date, we had 88,604,652 shares of our common stock outstanding.
Voting
If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, or by automated telephone voting or by proxy.
Proxies
We will vote signed returned proxies "FOR" the Board's director nominees and "FOR" the appointment of Deloitte & Touche LLP as our independent auditors for 2001 unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.
Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed on pages 22-23 under "Voting Procedures/Revoking Your Proxy."
Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

Board Structure	The Board of Directors of the Corporation consists of eight persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and persons are elected to that class for terms of three years. Three directors will be elected at this year's annual meeting.

DIRECTOR NOMINEES

The Board of Directors has nominated Ms. Linda Johnson Rice and Messrs. Jess Hay and Timothy R. Wallace for election at the annual meeting. Each nominee is currently a member of the Board of Directors and has agreed to serve another term if elected. Information about the director nominees is presented below:
For Terms Expiring at the 2004 Annual Meeting	Jess Hay
Chairman, Texas Foundation for Higher Education, and Chairman of HCB Enterprises Inc, a private investment firm. Retired Chairman and Chief Executive Officer of Lomas Financial Group. Also a director of Exxon Mobil Corporation, SBC Communications, Inc. and Trinity Industries, Inc. Age 70. Director since 1981.
Linda Johnson Rice
President and Chief Operating Officer and a director of Johnson Publishing Company, Inc., publisher of Ebony and Jet magazines. Also a director of Bausch & Lomb Inc., Kimberly-Clark Corporation, Omnicom Group Inc. and Quaker Oats Company. Age 43. Director since 1992.
Timothy R. Wallace
Chairman, President and Chief Executive Officer and a director of Trinity Industries, Inc., a diversified manufacturer of railcars, barges, highway safety products and various other industrial equipment. Age 47. Director since 1996.
The Board of Directors recommends that you vote "FOR" these nominees.

DIRECTORS CONTINUING IN OFFICE

Five directors will continue in office until expiration of their designated terms. Information about the directors continuing in office is presented below:
Terms Expiring at the 2002 Annual Meeting	Judith K. Hofer	President and Chief Executive Officer of May Merchandising/MDSI, a May Department Stores Company. Age 61. Director since 1984.
Jack F. Reichert
Chairman of the Board, Retired, of Brunswick Corporation, a leader in marine power, pleasure boating and recreation products and services. Chairman, International Bowling Museum & Hall of Fame; Vice Chairman and Trustee, Carroll College. Age 70. Director since 1984.

Terms Expiring at the 2003 Annual Meeting	Robert H. Bohannon	Chairman, President and Chief Executive Officer of the Corporation. Age 56. Director since 1996.
	Douglas L. Rock	Chairman of the Board and Chief Executive Officer and a director of Smith International, Inc., a worldwide supplier of products and services to the oil and gas drilling and production industry. Age 54. Director since 1996.
John C. Tolleson*
Founder and former Chairman and Chief Executive Officer of First USA, Inc., a financial services company specializing in the credit card business; and currently Chief Executive Officer of The Tolleson Group and Managing Director of Arena Capital Partners, both private investment firms. Also a director of Haggar Corporation. Age 52. Director since 1997.

*Mr. Tolleson has advised the Corporation that, to allow more time to manage investments of The Tolleson Group and for other personal reasons, he intends to resign as a director no later than August 31, 2001.

BOARD INFORMATION

Board Meetings	The Board of Directors held four regular meetings during 2000. Each director attended at least 85% of his or her Board and committee meetings.
Board Committees
Committees of the Board met periodically during the year, usually in conjunction with regular meetings of the Board. The Board has established the following standing committees to deal with particular areas of responsibility:

The Executive Committee exercises all the powers of the Board when the Board is not in session, except as limited by law and by resolutions of the Board. The committee held eight meetings during 2000. Current members: Mr. Reichert, Chairman; Ms. Hofer; and Messrs. Bohannon, Hay and Rock.

The Audit Committee recommends to the Board appointment of our independent auditors and assists the Board in monitoring the quality and integrity of the financial statements of the Corporation, the compliance by the Corporation with legal and regulatory requirements, and the independence and performance of the Corporation's internal and external auditors. The committee met five times in 2000. All members of this committee are nonemployee directors. Current members: Ms. Hofer, Chairman; Ms. Rice; and Messrs. Reichert, Rock and Tolleson.

The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and stockholder value. The committee also reviews, for recommendation to the Board, the salary of the Chief Executive Officer, approves salaries and compensation of executive officers, and approves incentive compensation targets and awards under various compensation plans and grants under our stock incentive plans. The committee met five times in 2000. All members of this committee are nonemployee directors. Current members: Mr. Hay, Chairman; Mmes. Hofer and Rice; and Messrs. Tolleson and Wallace.

The Corporate Governance and Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The committee also reviews and from time to time proposes changes to the Corporation's system of corporate governance. The committee met two times in 2000. All members of this committee are nonemployee directors. Current members: Ms. Rice, Chairman; and Messrs. Hay and Wallace. Mr. Bohannon is an ex-officio member of this committee.

COMPENSATION OF DIRECTORS

Retainers and Fees	Nonemployee directors receive an annual retainer of $30,000 and committee chairmen receive an additional annual retainer of $5,000. Nonemployee directors also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors are reimbursed for all expenses related to their service as directors.
Deferred Compensation Plan
Nonemployee directors may defer all or part of their retainers and fees pursuant to the Directors' Deferred Compensation Plan. These amounts can be deferred in the form of stock units related to the price of the Corporation's common stock or in the form of cash. Deferred accounts are credited quarterly with dividend equivalents in the case of stock unit accounts and interest at a long-term medium-quality bond rate in the case of cash accounts. Deferred amounts are payable after a director ceases to be a Board member.
Option Grants
Nonemployee directors receive an initial grant of non-qualified options when they become directors and an additional grant each year of their term. Options to purchase 3,700 shares were granted to each nonemployee director holding office on February 17, 2000, at an exercise price of $24.4375, the average market price on the day of grant.

Charitable Award Programs	All directors participate in the Directors' Charitable Award Program. The program, a part of our overall support for charities, provides for contributions by the Corporation on behalf of each participating director of $100,000 per year to one or more charitable organizations designated by the director. The contributions will be made over a period of ten years following the director's death. The program is being funded through the purchase of insurance on the life of each director, with the Corporation as beneficiary.

Nonemployee directors also may participate in the Directors' Charitable Matching Program. The program provides for corporate matching of charitable contributions made by nonemployee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year.
Other Benefits

We provide nonemployee directors with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $250,000 when they are traveling on corporate business.

MANAGEMENT STOCK OWNERSHIP

Ownership Guidelines	We believe it is important to align the financial interests of our directors and officers with those of our stockholders. Guidelines have been adopted which specify the minimum amount of stock that directors and officers are expected to own on a direct basis, meaning stock or stock units which are subject to market risk, not simply held under option. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock.

The guidelines call for each officer to own stock or stock units which have a value within a range of one and one-half to five times that individual's annual salary, depending on salary level. The guidelines also call for each nonemployee director to own stock or stock units which have a value equal to five times the annual retainer payable to a director. Most of our directors have reached and in many cases have substantially exceeded their goals. Officers that have not met their goals are continuing to invest toward achieving their goals.

The first table below provides information concerning the beneficial ownership of our common stock by directors and executive officers of Viad, individually and as a group. The second table provides more detailed information concerning director ownership of Viad common stock, options and stock units. Information in the ownership tables is as of March 15, 2001.
Director and Executive Officer Ownership	Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
	Gordon W. Anderson	124,867	*
	Robert H. Bohannon	651,711	*
	Charles J. Corsentino (retired 1-4-2001)	59,003	*
	Paul B. Dykstra	56,059	*
	Kimbra A. Fracalossi	24,920	*
	Jess Hay	47,366	*
	Judith K. Hofer	83,793	*
	Philip W. Milne	162,576	*
	Paul B. Mullen (resigned 12-31-2000)	79,705	*
	Suzanne Pearl	20,026	*
	Jack F. Reichert	80,265	*
	Linda Johnson Rice	80,643	*
	Douglas L. Rock	26,450	*
	Scott E. Sayre	56,375	*
	Catherine L. Stevenson	28,251	*
	John C. Tolleson	68,550	*
	Timothy R. Wallace	26,450	*
	Wayne A. Wight	89,305	*
	All Directors and Executive Officers as a Group (18 persons)	1,766,315	2.0%

*	Less than one percent.
[1]
Includes 174,561 shares of performance-based stock, which will not be earned unless performance targets are met, 98,800 shares of performance-driven restricted stock which will vest within five years, subject to accelerated vesting if specified performance goals are met or exceeded, 13,300 shares of restricted stock which will vest within five years, and 1,081,428 shares of common stock subject to stock options which were exercisable as of March 15, 2001, or within 60 days thereafter, by the directors and executive officers listed above.

Director Ownership	Name	Year First Elected	Beneficial Ownership[1]	Unexercisable Options	Stock Units[2]	Total

	Robert H. Bohannon	1996	651,711	317,500	52,963	1,022,174
	Jess Hay	1981	47,366	6,850	56,273	110,489
	Judith K. Hofer	1984	83,793	6,850	54,725	145,368
	Jack F. Reichert	1984	80,265	6,850	62,932	150,047
	Linda Johnson Rice	1992	80,643	6,850	9,285	96,778
	Douglas L. Rock	1996	26,450	6,850	9,538	42,838
	John C. Tolleson	1997	68,550	6,850	1,429	76,829
	Timothy R. Wallace	1996	26,450	6,850	6,079	39,379
	Totals		1,065,228	365,450	253,224	1,683,902

[1]	Beneficial ownership includes common stock owned plus common stock that a director can acquire at March 15, 2001, or within 60 calendar days thereafter, through the exercise of stock options. Ownership of common stock, excluding exercisable options, is as follows: Mr. Bohannon, 297,741 (including 125,000 shares of performance-based stock which will not be earned unless performance targets are met, 50,000 shares of performance-driven restricted stock which will vest within five years, subject to accelerated vesting if specified performance goals are met or exceeded, and 13,300 shares of restricted stock which will vest within five years); Mr. Hay, 10,000; Ms. Hofer, 26,477; Mr. Reichert, 1,000; Ms. Rice, 3,000; Mr. Rock, none; Mr. Tolleson, 50,000; and Mr. Wallace, none.
[2]
In the case of Mr. Bohannon, represents stock units held under the Deferred Compensation Plan for executives and in the case of all other directors, represents stock units held under the Deferred Compensation Plan for directors. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below provides certain information regarding those persons known by the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding common stock.
Certain Beneficial Owners	Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	7,669,387 [1]	8.314%
	Franklin Resources, Inc. 777 Mariners Island Boulevard P. O. Box 7777 San Mateo, California 94403-7777	4,890,800 [2]	5.3%

[1]	The ownership information set forth herein is based on material contained in a Schedule 13G, dated February 14, 2001, filed with the SEC. FMR Corp. has sole voting power for 3,000 shares and sole dispositive power for all shares owned.
[2]
The ownership information set forth herein is based on material contained in a Schedule 13G, dated February 7, 2001, filed with the SEC. Franklin Resources, Inc. has sole voting power and sole dispositive power for all shares owned.

The following Audit Committee Report, Human Resources Committee Report and Stockholder Return Performance Graph will not be incorporated by reference into any present or future filings we make with the Securities and Exchange Commission, even if those reports incorporate all or any part of this proxy statement.

AUDIT COMMITTEE REPORT

The Committee	The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the quality and integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence and performance of the Corporation's internal and external auditors.
Committee Meetings and Responsibilities
The committee met five times in 2000. Committee members are also available to consult with management and with the Corporation's independent auditors throughout the year. The committee regularly meets in general and private sessions with management of the Corporation and with the Corporation's internal and outside independent auditors. The committee receives and discusses their reports and encourages open and detailed discussion of all matters related to responsibilities of the committee.
Financial Statements Recommendation
The committee recommended that the audited financial statements of the Corporation for 2000 be included in the Corporation's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2001. A copy of that report is included with your proxy materials. In connection with its recommendation, the committee did the following:
• Reviewed and discussed the audited financial statements of the Corporation with management.

• Discussed with the independent auditors of the Corporation matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61. That statement requires that the independent auditor communicate to the committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded.

• Received written disclosures from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

A report of the Corporation's management concerning management responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, the Corporation's independent auditors, are included in the Corporation's Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of the Corporation.
Non-Audit Services	The committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.
AUDIT COMMITTEE Judith K. Hofer, Chairman Jack F. Reichert Linda Johnson Rice Douglas L. Rock John C. Tolleson

HUMAN RESOURCES COMMITTEE REPORT

The Committee	The Human Resources Committee of the Board is comprised solely of independent directors. The committee oversees development and implementation of an executive compensation strategy designed to enhance profitability and stockholder value. Advice and assistance from independent compensation consultants is obtained periodically in connection with various matters.
Overall Objectives	Our compensation program is designed to closely align the financial interests of our executives and key employees with the financial interests of our stockholders. Specific objectives are to:
• Maximize stockholder value
• Provide a competitive compensation package
• Attract and retain the best executive talent
• Motivate executives and key employees to achieve our key business goals
• Put a significant amount of pay at risk in keeping with our pay-for-performance objective
• Encourage "at risk" investment in the Corporation through ownership of common stock or stock units of the Corporation
• Balance short-term and long-term strategic goals
Managing Compensation
We conduct an in-depth review of the Corporation's executive compensation program each year. Our review is based in part on a comprehensive study by a nationally recognized independent consulting firm. Their study helps us to assess the effectiveness of our compensation program and also provides a comparison relative to compensation practices and costs typical among a group of companies in comparable industries among which the Corporation competes for executive talent.

Our executive compensation program is focused on performance-based criteria and is designed to ensure that incentive compensation is directly tied to performance.
Components of Compensation	Total compensation for our executive officers includes:
• Base salary
• Annual and long-term incentives
• Benefits

A significant amount of executive compensation is based on achievement of corporate or operating company performance goals. For example, annual and long-term incentive compensation at target levels comprises approximately 79% of the aggregate compensation package for Mr. Bohannon and approximately 60% for other executive officers. Our compensation program is designed to reinforce our pay-for-performance commitment and to encourage executive officers to focus on maximizing stockholder value.
Benefits and perquisites are generally similar to those provided by our compensation comparator companies.
Base Salary
We evaluate base salaries of executive officers every year. The evaluation is based on the individual's performance during the prior period and independent compensation surveys of comparator companies.
Annual Incentives
Executive officers are eligible for an annual cash bonus based on achieving corporate and operating company performance targets established at the beginning of each year. The awards for 2000 reflect the extent to which targets for the following performance goals were met or exceeded:

• Corporate level: Revenue, income per share from continuing operations, return on capital, and other specified performance measurements including liability management, strategic positioning, effective portfolio management, corporate center cost control, and effective support of operating companies
• Operating company level: Revenue, operating income, return on capital, and other specified performance measurements including growth in specified business areas and integration of acquisitions

Return on capital for corporate and operating companies is calculated based on a value added approach with emphasis on the amount of operating income generated in excess of a cost of capital charged against all capital employed in the business.

Target awards are established for each executive officer as a percentage of salary. Target awards in 2000 ranged from 40% to 75% of the executive's base salary, depending on the level of responsibility. Actual bonus awards at the corporate level can range from no award to a maximum of 183.75% of target, depending on achievement of corporate goals and discretionary adjustment based on individual performance. Actual bonus awards at the operating company level can range from no award to a maximum of 178.5% of target, depending on achievement of operating company goals and discretionary adjustment based on individual performance.
Executives, from time to time, receive special awards in recognition of outstanding performance or results.
Awards to executive officers may not exceed a funding limit established with respect to each executive. The limit is expressed as a percentage of the Corporation's net income.
Long-Term Incentives
Our long-term incentive plans are designed to link executive compensation to stockholder value, to encourage short-term actions consistent with achievement of long-term growth, to reward measurable performance and to build stock ownership among executive officers. Long-term incentives for 2000 were provided through performance unit, stock option and performance-based stock grants.
Performance Units
The Performance Unit Incentive Plan is intended to focus participants on the long-term interests of our stockholders by tying the value of units awarded to both stock price appreciation during the performance period and to achievement of financial measures that are key factors in increasing stockholder value. Target goals are set at the beginning of the performance period, which is normally three years in length. Goals at the corporate level are based on return on capital and income per share from continuing operations, while goals for operating companies are based on return on capital and operating income. The Performance Unit Incentive Plan is offered to a limited group of key executives, including the executive officers named in the Summary Compensation Table.
Stock Options
Stock options provide a long-term incentive for a broader group of our key employees. Stock options encourage and reward effective management that results in long-term financial success and increased stockholder value. In 2000, stock options were granted for a term of ten years with an exercise price equal to the average of the high and low price of our stock on the date of grant. As a result, the options have value only to the extent that the price of our stock increases. Half the number of options granted can be exercised after one year and the other half after two years if annual incentive goals are achieved, or after three years and four years, respectively, if annual incentive goals are not achieved in a particular year. Options granted since 1998 contain forfeiture and non-competition provisions.

Performance- Based Stock
Certain executive officers, including the executive officers named in the Summary Compensation Table, were also awarded performance-based stock in 2000. Performance-based stock awards are designed to focus management's attention on value creation as measured by returns to our stockholders, to retain the management team, and to build stock ownership by executive officers. Performance periods are generally three years in length. The stock will be earned only if performance targets, relative to the applicable stock and industry indices, are met or exceeded.
Ownership Guidelines
Stock ownership guidelines have been adopted which call for executives to own a minimum amount of stock on a direct basis, meaning stock or stock units of the Corporation which are at risk in the market and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an individual's annual salary, depending on salary level.
CEO Compensation
Mr. Bohannon's total compensation reflects the Corporation's performance in 2000, and also the levels of achievement of revenue, income per share, return on capital and other performance measurements set forth in incentive plans of the Corporation. It also reflects the committee's assessment of his individual performance, compensation levels at comparator companies, and our belief that retention of his services is of vital importance to the Corporation and its stockholders.
Mr. Bohannon received a base salary of $850,000 in 2000.

Mr. Bohannon earned a performance unit incentive bonus of $1,000,000 for the 1998-2000 performance period. The bonus was based on achievement of return on capital and income per share goals for the three-year period ending December 31, 2000. In 2000, he also received options to purchase 120,000 shares of common stock with an exercise price of $24.4375 per share, and a grant of performance-based stock in the amount of 50,000 shares which will be earned based on the extent to which total stockholder return targets are met relative to applicable indices over a three-year performance period.

Although the Corporation's internal targets were not achieved in 2000 and therefore no bonuses were earned under the corporate annual incentive plan, the Corporation's operations did produce outstanding results. Earnings per share before nonrecurring income for the year increased to $1.57, up 24.6 percent from $1.26 per share in fiscal 1999. In recognition of this and other outstanding performance, Mr. Bohannon received a cash award of $255,000 and an award of 13,300 shares of restricted stock in February 2001.

Approximately 85% of Mr. Bohannon's total compensation in 2000 consisted of annual and long-term incentive compensation which was at risk because it was tied to achievement of challenging performance goals and to the price of our stock.

Employment Agreement	The Corporation entered into an employment agreement with Mr. Bohannon in 1998. Terms and provisions of the agreement are generally described on pages 18-19.
Limit on Deductibility of Certain Compensation
Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction on compensation paid to an executive officer named in the Summary Compensation Table that exceeds one million dollars during the tax year, subject to certain permitted exceptions. To the extent compensation is based upon attaining performance goals set by the committee, the compensation is not included in computation of the limit. The committee intends, to the extent possible and where it believes it is in the best interest of the Corporation and its stockholders, to qualify such compensation as tax deductible. However, it does not intend to permit the provisions of Section 162(m) to erode the effectiveness of the Corporation's overall system of compensation policies and practices. The Board submitted performance goals and certain other terms under the Viad Corp Omnibus Incentive Plan for approval at the 1997 Annual Meeting of Stockholders, as required to allow certain of the compensation payable under such plan to be eligible for deduction.
Conclusion
We believe that our executive compensation program focuses the Corporation's senior management on building profitability and stockholder value. Base salaries and incentive grants are competitive with those offered at comparator companies, and a significant portion of executive compensation is linked directly to individual and corporate performance and to our stock price performance.

In 2000, as in previous years, the overwhelming majority of the Corporation's executive compensation was at risk and dependent on performance. We will continue to link executive compensation to corporate performance and enhancement of stockholder value.
HUMAN RESOURCES COMMITTEE Jess Hay, Chairman Judith K. Hofer Linda Johnson Rice John C. Tolleson Timothy R. Wallace

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing, for the five-year period ended December 31, 2000, the yearly percentage change in the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the Standard & Poor's Midcap 400 Stock Index and the Commercial and Consumer Services Index.

Comparison of Five-Year Cumulative Total Return1

	1995	1996	1997	1998	1999	2000
Viad Corp	100.0	109.7	131.6	209.5	194.5	162.9
S&P Midcap 400	100.0	119.2	157.6	187.6	215.2	252.7
Commercial & Consumer Services Index	100.0	120.9	158.6	211.6	150.8	200.9

[1]Assumes $100 invested on the last trading day of 1995 and all dividends were reinvested.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation we paid in 1998, 1999 and 2000 to the Chairman, President and Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation, based on 2000 salary and bonus.

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION
						Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)[1]	Restricted Stock Awards ($)[2]	Securities Underlying Options (#)	Long-Term Incentive Payouts ($)[3]		All Other Compensation ($)[4]
Robert H. Bohannon[5]	2000	850,000	—		16,112	—	120,000	1,794,300		30,000
Chairman, President	1999	825,000	1,400,000		14,701	—	95,000	1,828,363		30,000
and CEO	1998	750,000	1,569,500	[6]	277,219	—	70,000	1,081,461	[7]	22,500
Charles J. Corsentino	2000	299,500	—		—	—	12,200	95,322		5,100
President and CEO,	1999	289,117	—		274	—	11,500	272,500		4,800
Exhibitgroup/Giltspur	1998	289,101	137,500		275	—	12,000	121,810		4,800
Division (retired 1-4-2001)
Paul B. Dykstra	2000	295,299	—		118,628	—	17,100	70,300	[8]	5,742
President and CEO,	1999	235,853	168,400	[8]	—	—	8,100	159,200	[8]	4,255
GES Exposition Services,	1998	180,888	102,800	[8]	—	—	7,500	114,600	[8]	4,844
Inc.
Philip W. Milne	2000	313,834	253,400		9,465	—	25,000	392,000		5,100
President and CEO, Travelers	1999	298,087	239,400		6,889	—	16,000	536,875	[7]	4,800
Express Company, Inc.	1998	242,623	194,900		7,339	—	14,500	285,900	[7]	4,500
Paul B. Mullen	2000	328,997	—		4,615	—	14,500	154,894		6,853
Chairman, GES Exposition	1999	320,554	—		4,358	—	13,200	244,013		4,746
Services, Inc.	1998	313,500	45,700		5,052	—	13,500	—		4,805
(resigned 12-31-2000)

1
Amounts shown represent reimbursement to executives for payment of taxes on certain items; and in the case of Mr. Dykstra, amount includes $76,400 of relocation expenses in 2000.
2
Dividends are paid on performance-based stock at the same rate as paid to other stockholders. On December 31, 2000, the named executives held shares of performance-based stock having aggregate values as follows: Mr. Bohannon, 125,000 shares valued at $2,875,000; Mr. Corsentino, 12,900 shares valued at $296,700 (of which 5,570 shares were forfeited upon retirement); Mr. Dykstra, 5,800 shares valued at $133,400; Mr. Milne, 21,000 shares valued at $483,000; and Mr. Mullen, 15,600 shares valued at $358,800 (of which 6,680 shares were forfeited upon resignation).
3
Long-term incentive payouts in 2000 included payments under the Performance Unit Incentive Plan for the 1998-2000 performance period and the vesting of the shares granted in 1997 under the Performance-Based Stock Plan. Long-term incentive payouts in 1999 included payments under the Performance Unit Incentive Plan for the 1997-1999 performance period and the vesting of the shares granted in 1996 under the Performance-Based Stock Plan. Long-term incentive payouts in 1998 included payments under the Performance Unit Incentive Plan for the 1996-1998 performance period and the vesting of the shares granted in 1995 under the Performance-Based Stock Plan.
4
Amounts represent matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.
5
Employment agreement dated April 1, 1998 currently provides for an annual salary of $900,000.
6
Includes a special award of 12,000 shares of common stock. The special award was based on outstanding financial and operational results in 1998, including successful liquidation of the Corporation's noncore assets and businesses which did not meet required performance criteria.
7
Mr. Milne deferred $139,405 of his 1999 long-term incentive payout pursuant to the terms of the Deferred Compensation Plan for Executives. The deferral was invested in stock units of the Corporation (5,690 stock units acquired at a price of $24.50 per unit, the closing price of the common stock on the date of the investment). Mr. Bohannon and Mr. Milne deferred $898,600 and $125,000 of their respective 1998 long-term incentive payouts. The deferrals were invested in stock units of the Corporation (32,602 and 4,535 stock units, respectively, acquired at a price of $27.5625 per unit, the closing price of the common stock on the date of the investment). These deferred amounts are included in the "Long-Term Incentive Payouts" column.
8
Mr. Dykstra's bonus and long-term incentive payments relate to the period of time he served as an executive of Travelers Express Company, Inc., a payment services subsidiary.

STOCK OPTION GRANTS

The following table provides information on stock option grants in 2000 to the executive officers named in the Summary Compensation Table. The amounts shown as potential realizable values are presented for illustrative purposes only. They are calculated based solely on arbitrarily assumed rates of appreciation required by the SEC. The ultimate value of the options depends on the future performance of our common stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in the table will be achieved.

Assuming an annual stock price appreciation of 5% and 10% from the grant date through the 10-year term of the option, the amounts shown as potential realizable values would result in an increase in the stock price of $15.37 and $38.95 per share, respectively. The amounts shown as potential realizable values for all stockholders represent the corresponding increase in the aggregate market value of outstanding shares of common stock held by all our stockholders on February 17, 2000, the option grant date. The aggregate price appreciation for all of our stockholders would total approximately $1.385 billion and $3.510 billion, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)[1]
			Exercise Price ($/Share)[1]	Expiration Date
Name					5%($)	10%($)
Robert H. Bohannon	120,000	12.06%	24.4375	2/17/10	1,844,233	4,673,650
Charles J. Corsentino	12,200	1.23%	24.4375	2/17/10	187,497	475,154
Paul B. Dykstra	17,100	1.72%	24.4375	2/17/10	262,803	665,995
Philip W. Milne	25,000	2.51%	24.4375	2/17/10	384,215	973,677
Paul B. Mullen	14,500	1.46%	24.4375	2/17/10	222,845	564,733
All Stockholders' Stock Price Appreciation	N/A	N/A	N/A	N/A	1.385 billion	3.510 billion

[1]	The option exercise price is the average of the high and low selling prices of our common stock on the New York Stock Exchange on February 17, 2000, the grant date. Fifty percent of options become exercisable one year after grant and the balance two years after grant if annual management incentive plan goals are achieved, or after three years and four years, respectively, if annual management incentive plan goals are not achieved in a particular year. The options are subject to forfeiture and non-competition provisions. Each option contains the right to surrender the option for cash during certain tender offers. The exercise price may be paid by delivery of already owned shares, and tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions.

AGGREGATED STOCK OPTION EXERCISES AND VALUES

The following table lists the number of shares acquired and the value realized as a result of option exercises during 2000 by the executive officers listed in the Summary Compensation Table. The amounts listed in the column relating to the value of unexercised options, unlike the amounts set forth in the column headed "Value Realized," have not been, and might never be, realized. The underlying options might not be exercised; and actual gains on exercise, if any, will depend on the value of our common stock on the dates of exercise. There can be no assurance that these values will be realized.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/Unexercisable[1]
Robert H. Bohannon	None	None	353,970	167,500	1,887,256	None
Charles J. Corsentino	None	None	126,528	23,700	1,158,274	None
Paul B. Dykstra	1,500	19,705	30,496	21,150	145,912	None
Philip W. Milne	11,484	163,912	80,523	33,000	476,811	None
Paul B. Mullen	None	None	40,400	27,700	173,962	None

[1]	The closing price of the Corporation's common stock on December 31, 2000, was $23.00. The information shown reflects options accumulated over periods of up to ten years.

LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS

The following table provides information on Performance Unit Incentive Plan grants and Performance-Based Stock Plan grants made in 2000 to each of the executive officers named in the Summary Compensation Table.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Based Plans
	Number of Units or Shares
Name		Performance Period Until Payout	Threshold (Number of Units)	Target (Number of Units)	Maximum (Number of Units)
Performance Unit Incentive Plan[1]
Robert H. Bohannon	35,000	3 years	8,750	35,000	70,000
Charles J. Corsentino[2]	4,500	3 years	1,125	4,500	9,000
Paul B. Dykstra	5,320	3 years	1,330	5,320	10,640
Philip W. Milne	6,340	3 years	1,585	6,340	12,680
Paul B. Mullen[3]	4,710	3 years	1,178	4,710	9,420
Performance-Based Stock Plan[4]
Robert H. Bohannon	50,000	3 years	N/A	N/A	N/A
Charles J. Corsentino[2]	4,800	3 years	N/A	N/A	N/A
Paul B. Dykstra	5,800	3 years	N/A	N/A	N/A
Philip W. Milne	8,500	3 years	N/A	N/A	N/A
Paul B. Mullen[3]	5,300	3 years	N/A	N/A	N/A

[1]	The assumed value of the units awarded was $24.4375, which was the average price of the Corporation's common stock on the date of grant. The value of the units for any payment of an award is based on the average daily price of the stock during a ten trading day period following public announcement of annual earnings after the performance period. Payouts of awards are dependent upon achievement of return on capital and income per share from continuing operations or operating income targets which are established at the beginning of the performance period.
[2]	Mr. Corsentino forfeited 64% of his Performance Unit Incentive Plan units and 3,330 Performance-Based Stock Plan shares upon retirement.
[3]	Mr. Mullen forfeited 67% of his Performance Unit Incentive Plan units and 3,680 Performance-Based Stock Plan shares upon resignation.
[4]
The stock is earned pro rata to the extent our total stockholder return performance targets are met or exceeded relative to the applicable indices existing at the time of each award. Dividends are paid on performance-based stock at the same rate as paid to all stockholders.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Employment Agreement	Mr. Bohannon is employed pursuant to an employment agreement dated April 1, 1998, having an initial term of three years. The three-year term of his agreement is automatically renewed each year.

The agreement provides for a current annual salary of $900,000, subject to adjustment by action of the Human Resources Committee and Board. The agreement also provides that Mr. Bohannon is entitled to participate in all incentive compensation and other fringe benefit programs offered to other executive officers. Payment of awards under the incentive compensation plans is subject to the sole discretion of the Human Resources Committee.

The agreement may be terminated by the Corporation for cause or at the discretion of the Board. Mr. Bohannon may also terminate the agreement upon at least 180 days' advance written notice. Severance obligations of the Corporation vary depending on the circumstances of termination. Mr. Bohannon has agreed not to compete with the Corporation for a three-year period following termination of his employment.
Severance Agreements
The Corporation has entered into an executive severance agreement with Mr. Bohannon. The agreement provides that if his employment terminates for any reason (other than because of death, disability, or normal retirement) within 18 months after a change in control of the Corporation, he will receive severance compensation. The maximum amount the agreement provides for consists of a lump sum payment of three times his highest yearly salary, incentive plan payments and fringe benefits. The agreement also provides a tax gross-up feature, so that he does not have to pay excise taxes imposed by the Internal Revenue Code on payments made pursuant to the agreement. Payments are reduced by other severance benefits paid by the Corporation, but would not be offset by any other amounts. For pension purposes, Mr. Bohannon will also be credited with additional years of service equal to the number of years needed to attain 20 years of service.

The Corporation has also entered into an executive severance agreement with the other currently employed executive officers named in the Summary Compensation Table. The agreements provide benefits similar to those in the agreement described above, except that if employment terminates involuntarily or they leave for a good reason (as defined in such agreements) they would receive three times their yearly salary, incentive payments and fringe benefits, and if employment terminates because they leave voluntarily during the 30-day period following the first anniversary of the change in control, they would receive two times such compensation.

PENSION PLANS

The following table shows estimated annual retirement benefits payable to covered participants for the years of service and compensation level indicated. It assumes retirement at age 65. The benefits are paid under the Viad Corp Retirement Income Plan, applicable schedules of the Supplemental Pension Plan, and certain supplemental pension plans sponsored by subsidiaries of the Corporation. The compensation covered by these plans is annual salary and annual bonus (one-half of annual bonus in the case of certain executive officers), as reported in the Summary Compensation Table. Actual benefits will be calculated on the basis of the average of a participant's last five years of covered compensation prior to retirement; however, in some cases the average of a participant's highest five years of annual bonus will be included in covered compensation.

PENSION PLAN TABLE[1,2]

	10 Years	15 Years	20 Years	25 Years	30 Years
Remuneration
	Years of Service[3]
$ 200,000	32,070	48,104	64,139	80,174	96,209
250,000	40,570	60,854	81,139	101,424	121,709
300,000	49,070	73,604	98,139	122,674	147,209
400,000	66,070	99,104	132,139	165,174	198,209
500,000	83,070	124,604	166,139	207,674	249,209
600,000	100,070	150,104	200,139	250,174	300,209
750,000	125,570	188,354	251,139	313,924	376,709
1,000,000	168,070	252,104	336,139	420,174	504,209
1,250,000	210,570	315,854	421,139	526,424	631,709
1,500,000	253,070	379,604	506,139	632,674	759,209
1,750,000	295,570	443,354	591,139	738,924	886,709
2,000,000	338,070	507,104	676,139	845,174	1,014,209
2,250,000	380,570	570,854	761,139	951,424	1,141,709
2,500,000	423,070	634,604	846,139	1,057,674	1,269,209
2,750,000	465,570	698,354	931,139	1,163,924	1,396,709

[1]	The Internal Revenue Code (Code) and the Employee Retirement Income Security Act (ERISA) limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, we have supplemental plans which authorize the payment of benefits calculated under provisions of the retirement plan which may be above the limits permitted under the Code and ERISA for those executives entitled to participate in the supplemental plans.
[2]	Benefits are computed on a single-life annuity basis. The amounts shown are before any adjustment for joint and survivorship provisions, which would reduce, in some cases, the amounts shown in the table.
[3]	Messrs. Bohannon, Corsentino, Dykstra, Milne, and Mullen have 8 years, 10 years, 17 years, 10 years, and 24 years of credited service, respectively.

Mr. Bohannon will receive pension benefits equal to 30% of average covered compensation if he retires at age 58; 50% of average covered compensation if he retires at age 60; and 60% of average covered compensation if he retires at age 65, with retirement benefits to be calculated on a pro rata basis if he retires at age 59 or between the ages of 60 and 65. At March 15, 2001, the estimated annual benefit payable to him upon his retirement at age 65 is $1,192,000.

LEGAL PROCEEDINGS

On August 18, 2000, Key3Media Group, Inc. (Key3Media), a company spun off by Ziff-Davis Inc. (ZD), terminated a long-term agreement with GES Exposition Services, Inc. (GES) to produce tradeshows, including the annual Comdex/Fall show in Las Vegas. GES and Key3Media are currently in litigation. The Corporation believes that the contract was wrongfully terminated and claims significant damages, including recovery of receivables and prepayments made to ZD in an aggregate amount totaling approximately $35 million plus additional damages for loss of future profits. Management intends to vigorously enforce its rights under this agreement and believes that the ultimate outcome of the litigation is not likely to have a material effect on the Corporation's financial statements.

The Corporation and certain of its subsidiaries are plaintiffs or defendants to various other actions, proceedings and pending claims. Certain of these pending legal actions are or purport to be class actions. Some of the foregoing involve, or may involve, compensatory, punitive or other damages. Litigation is subject to many uncertainties and it is possible that some of the legal actions, proceedings or claims could be decided against the Corporation. Although the amount of liability at December 31, 2000, with respect to certain of these matters is not ascertainable, the Corporation believes that any resulting liability, after taking into consideration amounts already provided for, will not have a material effect on the Corporation's financial statements.

We are subject to various environmental laws and regulations of the United States as well as of the states and other countries in whose jurisdictions we have or had operations and are subject to certain international agreements. As is the case with many companies, we face exposure to actual or potential claims and lawsuits involving environmental matters. Although we are a party to certain environmental disputes, we believe that any liabilities resulting therefrom, after taking into consideration amounts already provided for, exclusive of any potential insurance recoveries, will not have a material effect on our financial statements.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following directors served on the Human Resources Committee during all of 2000: Mr. Hay, Chairman; Mmes. Hofer and Rice; and Messrs. Tolleson and Wallace. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees	The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Corporation's financial statements for the fiscal year ended December 31, 2000, and for review of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for the fiscal year were $1,025,000.
Financial Information System Design and Implementation Fees
The aggregate fees billed by Deloitte for professional services rendered for information technology services relating to the financial information systems design and implementation for the fiscal year ended December 31, 2000, were $0.
All Other Fees
The aggregate fees billed by Deloitte for services rendered to the Corporation, other than the services described above under "Audit Fees" and "Financial Information System Design and Implementation Fees," for the fiscal year ended December 31, 2000, were $950,000, consisting of $488,000 in fees for separate audits of certain subsidiaries and employee benefit plans, due diligence pertaining to acquisitions and consultation on accounting standards or transactions; $386,000 in fees for tax consultation and compliance; and $76,000 in fees for all other services.

SELECTION OF INDEPENDENT AUDITORS

The following resolution concerning the appointment of independent auditors will be offered at the meeting:
RESOLVED, that the appointment of Deloitte & Touche LLP to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2001 is hereby ratified and approved.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. The Board appointed them as our independent auditors for 2001, upon recommendation of our Audit Committee. We expect that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.
The Board recommends that you vote "FOR" the approval of the appointment of Deloitte & Touche LLP as the Corporation's independent auditors for 2001.

VOTING PROCEDURES/REVOKING YOUR PROXY

Voting Procedures	Directors must receive a plurality of the shares present and voting in person or by proxy, in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters other than the election of directors submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Stockholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

If you are a participant in a 401(k) plan of the Corporation or one of its subsidiaries and/or the Viad Corp Employees' Stock Ownership Plan Trust (ESOP Plan), your proxy will serve as a voting instruction to the respective Trustee. In a 401(k) plan or in the ESOP Plan, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned signed proxy will be voted as noted on the first page of this proxy statement.
Proxy Revocation	Proxies may be revoked if you:
• Deliver a signed, written revocation letter, dated later than the proxy, to Scott E. Sayre, Vice President-General Counsel and Secretary, at our Phoenix address listed above.
• Deliver a signed proxy, dated later than the first one, to Viad Corp; c/o Shareowner Services; P.O. Box 64873; St. Paul, Minnesota 55164-0873.

• Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.
Solicitation of Proxies
Solicitation of proxies will be made primarily through the use of the mails, but regular employees of the Corporation may solicit proxies personally, by telephone or otherwise. The Corporation has retained Wells Fargo Bank Minnesota, N.A. to assist it in connection with the solicitation at an estimated fee of $1,500, plus out-of-pocket expenses. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF STOCKHOLDER PROPOSALS
AND OTHER INFORMATION

From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be considered in the proxy statement or at an annual or special meeting, proposals must be submitted on a timely basis, in addition to meeting other legal requirements. We must receive proposals for the 2002 Annual Meeting of Stockholders no later than December 1, 2001, for possible inclusion in the proxy statement, or between January 8 and February 7, 2002, for possible consideration at the meeting, which is expected to be held on Tuesday, May 14, 2002. Proposals or related questions should be directed in writing to the undersigned.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of the Corporation's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission is enclosed herewith. You may also obtain our other SEC filings and certain other information concerning the Corporation through the Internet at www.sec.gov and www.viad.com, respectively.
By Order of the Board of Directors
Scott E. Sayre Vice President-General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 8, 2001
9:00 a.m. Mountain Standard Time

Camelback Inn — Peace Pipe Room
5402 East Lincoln Drive
Scottsdale, Arizona

VIAD CORP	PROXY

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 8, 2001.

The shares of stock you hold in your account will be voted as you specify.

If no choice is specified, the proxy will be voted "FOR" Proposals 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Robert H. Bohannon and Jess Hay, and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

It is important that you vote, sign and return your proxy as soon as possible, whether or not you plan on attending the meeting.

See reverse for voting instructions.

Company # Control #

/ /

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12 p.m. Eastern Time on Monday, May 7, 2001.

•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•
Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Viad Corp, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Jess Hay 02 Linda Johnson Rice 03 Timothy R. Wallace	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2001.	/ /	For	/ /	Against	/ /	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / /	Date
Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS PROXY STATEMENT
ELECTION OF DIRECTORS
DIRECTOR NOMINEES
DIRECTORS CONTINUING IN OFFICE
BOARD INFORMATION
COMPENSATION OF DIRECTORS
MANAGEMENT STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AUDIT COMMITTEE REPORT
HUMAN RESOURCES COMMITTEE REPORT
STOCKHOLDER RETURN PERFORMANCE GRAPH
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK OPTION GRANTS
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED STOCK OPTION EXERCISES AND VALUES
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLAN GRANTS AND ESTIMATED PAYOUTS
LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS
PENSION PLANS
LEGAL PROCEEDINGS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PRINCIPAL ACCOUNTING FIRM FEES
SELECTION OF INDEPENDENT AUDITORS
VOTING PROCEDURES/REVOKING YOUR PROXY
SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER INFORMATION
OTHER BUSINESS
PLEASE VOTE — YOUR VOTE IS IMPORTANT